Exhibit 99.1

Enterprise Products Partners L.P.

Houston, Texas

P.O. Box 4324

(713) 880-6500

Enterprise Reports Second Quarter Results

Houston, Texas (Tuesday, July 26, 2005) – Enterprise Products Partners L.P. “Enterprise”, (NYSE: “EPD”) today announced its financial results for the three months and six months ended June 30, 2005. The partnership reported net income for the second quarter of 2005 of $70.7 million, or $0.14 per unit on a fully diluted basis, compared to $33.1 million, or $0.11 per unit on a fully diluted basis, for the second quarter of 2004. Net income for the second quarter of 2005 was reduced by a charge of $11.1 million, or $0.03 per unit, for costs associated with the refinancing of project finance debt for the Cameron Highway Oil Pipeline System (“CHOPS”). The financial results for the second quarter of 2005 include the operating results of GulfTerra Energy Partners, L.P. (“GulfTerra”), which was merged into Enterprise on September 30, 2004, while the financial results for the 2004 periods do not include those of GulfTerra other than the 50% ownership interest in the general partner of GulfTerra that Enterprise owned during 2004.

Distributable cash flow for the second quarter of 2005 was $220.5 million compared to $174.2 million for the second quarter of 2004. On July 20, 2005, Enterprise’s board of directors approved an increase in the partnership’s quarterly cash distribution rate from $0.41 per unit to $0.42 per unit with respect to the second quarter of 2005, which is a 12.8% increase over the $0.3725 rate that was paid with respect to the second quarter of 2004. Distributable cash flow for the second quarter of 2005 included a $47.5 million cash distribution received from CHOPS as part of the proceeds from the refinancing of its debt. Distributable cash flow for the second quarter of 2005 provided 1.2 times coverage of the cash distribution to limited partners. Excluding the distribution received from CHOPS, distributable cash flow for the second quarter was $173.0 million and provided 1.0 times coverage of the distribution to limited partners. Distributable cash flow is a non-GAAP financial measure that is defined and reconciled later in this press release to its most directly comparable GAAP financial measure, cash provided by operating activities.

“Enterprise reported solid results for the second quarter of 2005 based on increased volumes,” said Robert G. Phillips, President and Chief Executive Officer of Enterprise. “During the quarter, the partnership transported approximately 8.2 billion cubic feet per day of natural gas and 1.7 million barrels per day of NGLs and crude oil and fractionated 467,000 barrels per day of NGLs, butane and propylene net to our ownership interest.”

“We continued to see strong drilling activity by producers across the regions that are served by our midstream energy assets and robust demand from customers who consume natural gas, NGLs and crude oil. To highlight a few of these developments, our Texas intrastate natural gas pipeline continues to experience volume growth from the Barnett Shale development in North Texas. During the quarter, additional wells in the Mad Dog and Holstein developments in the deepwater Gulf of Mexico were connected to CHOPS where volumes are now approximately 100,000 barrels per day and additional wells are scheduled to come online in the third quarter. In the Marco Polo deepwater development area, the first well in the K-2 development was connected during the second quarter with additional wells from this development and the K-2 North field expected to be added in the third and fourth quarters,” stated Phillips.

“Also during the quarter, the “Q” discovery in Mississippi Canyon Block 961 was announced and becomes the tenth anchor field for our Independence platform and pipeline projects,” Phillips continued.

“Three of our assets did not meet our performance objectives for the second quarter of 2005, but are expected to improve in the second half of the year. The shortfall was due to a delay and additional costs associated with the completion of modifications to our octane enhancement facility to produce iso-octane, the effects of price volatility of propylene on working inventory in our propylene fractionation business, and the loss of revenue and clean-up costs associated with the introduction of off-specification propane into the Dixie propane pipeline These items collectively resulted in a $25 million negative variance in gross operating margin from our original expectations,” said Phillips.

Revenue for the second quarter of 2005 increased by 56%, to $2.7 billion compared to $1.7 billion for the second quarter of 2004. Operating income for the second quarter of 2005 increased by 90% to $125.5 million compared to $66.0 million for the second quarter of 2004. Gross operating margin increased by 130% to $245.9 million for the second quarter of 2005 from $107.1 million for the same quarter in 2004. Earnings before interest, taxes, depreciation and amortization (“EBITDA”) increased by 135% to $229.0 million for the second quarter of 2005 from $97.2 million for the second quarter of 2004. Equity in income of unconsolidated affiliates which is a component of operating income, gross operating margin and EBITDA was reduced by $11.1 million during the second quarter of 2005 due to costs associated with the CHOPS refinancing. Gross operating margin and EBITDA are non-GAAP financial measures that are defined and reconciled, later in this release, to their most directly comparable GAAP financial measure.

Review of Segment Performance

NGL Pipelines & Services – The NGL Pipelines & Services segment includes the partnership’s NGL pipelines, storage facilities and fractionators and its natural gas processing plants and related NGL marketing activities. Gross operating margin for this segment increased by 107%, or $62.1 million, in the second quarter of 2005 to $120.3 million from $58.2 million in the same quarter in 2004.

Enterprise’s natural gas processing and related businesses accounted for $57.5 million of gross operating margin for this segment in the second quarter of 2005 compared to $9.1 million in the second quarter of 2004. This increase was primarily due to the contributions from assets acquired in the GulfTerra merger, including the nine processing plants acquired from El Paso Corporation in the third quarter of 2004. Gross operating margin from natural gas processing plants in Louisiana increased by $7.1 million primarily due to an increase in equity NGL production and higher NGL prices. The processing business benefited from demand for NGLs by the petrochemical and motor gasoline industries.

Gross operating margin from the NGL pipelines and storage business was $46.6 million during the second quarter of 2005 versus $42.0 million in the second quarter of 2004. The Mid-America and Seminole pipelines accounted for $38.5 million of the gross operating margin during the second quarter of 2005 compared to $30.8 million in the same quarter of last year.

During the second quarter of 2005, propane that did not meet Dixie pipeline’s quality specifications was injected by third parties which required the pipeline to be taken out of service for approximately one month while the affected propane was removed and the pipeline was cleaned. The pipeline was returned to service on June 1. As a result, gross operating margin for the second quarter of 2005 was reduced by approximately $4.3 million. Dixie will seek to recover these costs from any responsible parties. Enterprise owns a 65.9% interest in the Dixie Pipeline Company, which was consolidated for financial reporting purposes beginning in the first quarter of 2005 as a result of our acquisition of additional ownership interests in Dixie.

Total volumes for the NGL pipeline business averaged 1,511,000 barrels per day (“BPD”) for the second quarter of 2005 compared to 1,254,000 BPD in the second quarter of last year. Transportation volumes for the Mid-America and Seminole pipelines increased by 4%, or 35,000 BPD, to 836,000 BPD in the second quarter of this year from 801,000 BPD in the same period of 2004.

Enterprise’s NGL fractionation business earned gross operating margin of $16.2 million for the second quarter of 2005 compared to $7.1 million in the second quarter of 2004. NGL fractionation volumes for the second quarter of this year averaged 327,000 BPD versus 237,000 BPD in the second quarter of 2004.

Onshore Natural Gas Pipelines & Services – The Onshore Natural Gas Pipelines & Services segment includes the partnership’s onshore natural gas pipelines and natural gas storage businesses. Gross operating margin for this segment in the second quarter of 2005 was $84.9 million compared to $6.1 million in the second quarter of 2004.

Enterprise’s onshore natural gas pipelines generated another consistent quarter of gross operating margin in the second quarter of 2005. These assets include over 17,200 miles of intrastate pipelines serving Texas and Louisiana and gathering pipelines in the San Juan and Permian basins.

Onshore natural gas pipelines generated $77.5 million of gross operating margin in the second quarter of 2005 versus $6.1 million in the same quarter of 2004. Onshore transportation volumes were 6.0 trillion British thermal units per day (TBtu/d) for the quarter compared to 0.6 TBtu/d in the second quarter of 2004. The increase in gross operating margin for this segment was primarily due to the contribution of the GulfTerra assets, which was $79.0 million. This includes $7.4 million of gross operating margin from natural gas storage services.

Offshore Pipelines & Services – The Offshore Pipelines & Services segment includes the partnership’s offshore natural gas and crude oil pipelines and platforms. Gross operating margin for this segment for the second quarter of 2005 was $22.0 million compared to $0.9 million in the second quarter of 2004. The majority of the increase in gross operating margin was attributable to the contribution from GulfTerra assets.

Offshore natural gas pipelines recorded gross operating margin of $17.3 million on average throughput of 2.2 TBtu/d in the second quarter of 2005 versus $0.9 million and 0.4 TBtu/d, respectively, for the same quarter in 2004. Gross operating margin for the second quarter of 2005 included a $5.1 million settlement from the resolution of a transportation contract dispute. Gross operating margin for the partnership’s offshore platform services and production business was $11.2 million for the second quarter of 2005.

Enterprise’s offshore oil pipelines recorded a gross operating loss of $6.5 million in the second quarter of 2005 on net transportation volumes of 151,000 BPD. Gross operating margin for this business was reduced by $11.1 million for a makewhole premium paid to call certain debt and a charge for unamortized debt issuance costs associated with the CHOPS refinancing which were included in equity in income of unconsolidated affiliates. CHOPS is jointly owned by Enterprise and an affiliate of Valero Energy Corporation (“Valero”).

During the quarter, we capitalized on the success of the CHOPS by completing the first step in refinancing the project finance debt associated with the pipeline. Since the time the original construction financing was executed, reserves dedicated to the pipeline have significantly increased with additional drilling in the Atlantis and Mad Dog developments as well as the discoveries of the Constitution and Ticonderoga fields; additional equity has been invested by Enterprise and Valero to increase the capacity of the pipeline; and the pipeline’s delivery capabilities have been significantly expanded to supply consumers of crude oil on the Texas Gulf Coast. This refinancing reduces the interest rates associated with the debt of the project and provides additional financial flexibility for the project.

The cash distribution of $47.5 million that Enterprise received in the second quarter of 2005 from CHOPS will be reinvested to fund capital expenditures associated with organic growth projects such as the Independence and Constitution projects.

Petrochemical Services – The Petrochemical Services segment includes the partnership’s butane isomerization, propylene fractionation and octane enhancement businesses including related pipeline facilities. Gross operating margin for the Petrochemical Services segment during the second quarter of 2005 was $18.6 million compared to $31.2 million in the same quarter of 2004.

Approximately $8.3 million of this decrease was attributable to the propylene fractionation and pipeline business which reported gross operating margin of $7.4 million for the second quarter of 2005 versus $15.6 million for the same quarter in 2004. The combination of a sharp drop in refinery-grade propylene prices during the quarter and the level of the partnership’s working inventory negatively impacted cost of goods sold for the quarter which accounted for most of the decrease in gross operating margin for the propylene business during the quarter.

Enterprise’s octane enhancement business recorded a gross operating loss of $6.1 million for the second quarter of 2005 compared to a gross operating loss of $0.7 million for the same quarter last year. The loss in the second quarter of 2005 was attributable to start up costs associated with the modification of the facility to produce iso-octane. The plant, which was expected to be in service April 1, 2005, began initial production of iso-octane and was in production for approximately one month before it was taken out of service for additional modifications to improve its operating rate and product quality. The facility restarted in July and is currently operating at approximately 90% of capacity and producing 11,000 BPD of iso-octane.

Other – The second quarter of 2004 includes gross operating margin of $10.7 million associated with Enterprise’s 50% ownership interest in the general partner of GulfTerra prior to the completion of the merger. Upon completion of the merger on September 30, 2004, the general partner of GulfTerra became a wholly-owned subsidiary of Enterprise.

Capitalization – Total debt outstanding at June 30, 2005 was approximately $4.6 billion, which represented 44.3% of the partnership’s total capitalization. Enterprise had unrestricted cash of approximately $33 million at the end of the second quarter.

Use of Non-GAAP Financial Measures

This press release and the accompanying schedules include the non-generally accepted accounting principle (“non-GAAP”) financial measures of gross operating margin, EBITDA and distributable cash flow. The accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, cash flow from operating activities or any other GAAP measure of liquidity or financial performance.

Gross operating margin. We evaluate segment performance based on the non-GAAP financial measure of gross operating margin. Gross operating margin (either in total or by individual segment) is an important performance measure of the core profitability of our operations. This measure forms the basis of our internal financial reporting and is used by senior management in deciding how to allocate capital resources among business segments. We believe that investors benefit from having access to the same financial measures that our management uses in evaluating segment results. The GAAP measure most directly comparable to total segment gross operating margin is operating income.

We define total segment gross operating margin as operating income before: (1) depreciation and amortization expense; (2) operating lease expenses for which we do not have the payment obligation; (3) gains and losses on the sale of assets; and (4) general and administrative expenses. Gross operating margin is exclusive of other income and expense transactions, provision for income taxes, minority interest, cumulative effect of changes in accounting principles and extraordinary charges. Gross operating margin by segment is calculated by subtracting segment operating costs and expenses (net of the adjustments noted above) from segment revenues, with both segment totals before the elimination of intercompany transactions. In accordance with GAAP, intercompany accounts and transactions are eliminated in consolidation. Our non-GAAP financial measure of total segment gross operating margin should not be considered as an alternative to GAAP operating income.

We include earnings from equity method unconsolidated affiliates in our measurement of segment gross operating margin. Our equity investments with industry partners are a vital component of our business strategy. They are a means by which we conduct our operations to align our interests with those of our customers, which may be a supplier of raw materials or a consumer of finished products. This method of operation also enables us to achieve favorable economies of scale relative to the level of investment and business risk assumed versus what we could accomplish on a stand-alone basis. Many of these businesses perform supporting or complementary roles to our other business operations. As circumstances dictate, we may increase our ownership interest in equity investments, which could result in their subsequent consolidation into our operations.

EBITDA. We define EBITDA as net income or loss plus interest expense, provision for income taxes and depreciation and amortization expense. EBITDA is commonly used as a supplemental financial measure by management and by external users of financial statements, such as investors, commercial banks, research analysts and rating agencies, to assess: (1) the financial performance of our assets without regard to financing methods, capital structures or historical cost basis; (2) the ability of our assets to generate cash sufficient to pay interest cost and support our indebtedness; (3) our operating performance and return on capital as compared to those of other companies in the midstream energy industry, without regard to financing and capital structure; and (4) the viability of projects and the overall rates of return on alternative investment opportunities. Because EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the EBITDA data presented in the press release may not be comparable to similarly titled measures of other companies. The GAAP measure most directly comparable to EBITDA is cash flow from operating activities.

Distributable cash flow. We define distributable cash flow as net income or loss plus: (1) depreciation and amortization expense; (2) operating lease expenses for which we do not have the payment obligation; (3) cash distributions received from unconsolidated affiliates less equity in the earnings of such unconsolidated affiliates; (4) the subtraction of sustaining capital expenditures; (5) the addition of losses or subtraction of gains relating to the sale of assets; (6) cash proceeds from the sale of assets or return of investment from unconsolidated affiliates; (7) gains or losses on monetization of financial instruments recorded in accumulated other comprehensive income less related amortization of such amount to earnings; (8) transition support payments received from El Paso Corporation related to the GulfTerra merger and (9) the addition of losses or subtraction of gains relating to other miscellaneous non-cash amounts affecting net income for the period. Sustaining capital expenditures are capital expenditures (as defined by GAAP) resulting from improvements to and major renewals of existing assets. Distributable cash flow is a significant liquidity metric used by our senior management to compare basic cash flows generated by us to the cash distributions we expect to pay our partners. Using this metric, our management can quickly compute the coverage ratio of estimated cash flows to planned cash distributions.

Distributable cash flow is also an important non-GAAP financial measure for our limited partners since it serves as an indicator of our success in providing a cash return on investment. Specifically, this financial measure indicates to investors whether or not we are generating cash flows at a level that can sustain or support an increase in our quarterly cash distributions. Distributable cash flow is also a quantitative standard used by the investment community with respect to publicly-traded partnerships because the value of a partnership unit is in part measured by its yield (which in turn is based on the amount of cash distributions a partnership can pay to a unitholder). The GAAP measure most directly comparable to distributable cash flow is cash flows from operating activities.

Company Information and Use of Forward Looking Statements

Enterprise Products Partners L.P. is one of the largest publicly traded energy partnerships with an enterprise value over $14 billion, and is a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs and crude oil. Enterprise transports natural gas, NGLs, crude oil and petrochemical products through 32,500 miles of onshore and offshore pipelines and is an industry leader in the development of midstream infrastructure in the deepwater trend of the Gulf of Mexico. Services include natural gas transportation, gathering, processing and storage; NGL fractionation (or separation), transportation, storage, and import and export terminaling; crude oil transportation and offshore production platform services. For more information, visit Enterprise on the web at www.epplp.com.

Today, Enterprise will host a conference call to discuss second quarter earnings. The call will be broadcast live over the Internet at 9:00 a.m. Central Time and may be accessed by visiting the company’s website at www.epplp.com. Participants should access the “Investor Resources” section of the website at least ten minutes prior to the start of the conference call to download and install any necessary audio software.

This press release contains various forward-looking statements and information that are based on Enterprise’s beliefs and those of its general partner, as well as assumptions made by and information currently available to Enterprise. When used in this press release, words such as “anticipate,” “project,” “expect,” “plan,” “goal,” “forecast,” “intend,” “could,” “believe,” “may,” and similar expressions and statements regarding the plans and objectives of Enterprise for future operations, are intended to identify forward-looking statements. Although Enterprise and its general partner believe that such expectations reflected in such forward-looking statements are reasonable, neither Enterprise nor its general partner can give assurances that such expectations will prove to be correct. Such statements are subject to a variety of risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, Enterprise’s actual results may vary materially from those Enterprise anticipated, estimated, projected or expected. Among the key risk factors that may have a direct bearing on Enterprise’s results of operations and financial condition are:

•	fluctuations in oil, natural gas and NGL prices and production due to weather and other natural and economic forces;
•	the effects of the combined company’s debt level on its future financial and operating flexibility;
•	a reduction in demand for its products by the petrochemical, refining or heating industries;
•	a decline in the volumes of NGLs delivered by its facilities;
•	the failure of its credit risk management efforts to adequately protect it against customer non-payment;
•	terrorist attacks aimed at its facilities; and,
•	the failure to successfully integrate our operations with any companies, if any, we may acquire in the future.

Enterprise has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact: Randy Burkhalter, Director of Investor Relations, Enterprise Products Partners L.P. (713) 880-6812, www.epplp.com

###

Enterprise Products Partners L.P.	Exhibit A
Condensed Statements of Consolidated Operations - UNAUDITED
For the Three and Six Months Ended June 30, 2005 and 2004
($ in 000s, except per unit amounts)
	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2005	2004	2005	2004
Revenue	$ 2,671,768	$ 1,713,346	$ 5,227,290	$ 3,418,236
Costs and Expenses:
Operating costs and expenses	2,530,133	1,653,317	4,913,777	3,274,825
General and administrative	18,710	7,087	33,403	16,553
Total Costs and Expenses	2,548,843	1,660,404	4,947,180	3,291,378
Equity in income of unconsolidated affiliates	2,581	13,068	10,860	27,935
Operating Income	125,506	66,010	290,970	154,793
Other Income (Expense):
Interest expense	(56,746)	(31,867)	(110,159)	(64,485)
Other, net	1,245	168	2,164	329
Total Other Income (Expense)	(55,501)	(31,699)	(107,995)	(64,156)
Income before provision for taxes, cumulative effect
of changes in accounting principles and minority interest	70,005	34,311	182,975	90,637
Provision for taxes	1,034	(419)	(735)	(2,044)
Income before minority interest and changes
in accounting principles	71,039	33,892	182,240	88,593
Minority interest	(380)	(744)	(2,325)	(3,698)
Income before changes in accounting principles	70,659	33,148	179,915	84,895
Cumulative effect of changes in accounting principles				10,781
Net Income	$ 70,659	$ 33,148	$ 179,915	$ 95,676

Allocation of Net Income to:
Limited partners	$ 54,040	$ 26,306	$ 147,763	$ 81,432
General partner	$ 16,619	$ 6,842	$ 32,152	$ 14,244
Per Unit data (Fully Diluted):
Net income per unit	$ 0.14	$ 0.11	$ 0.39	$ 0.37
Average LP Units Outstanding (000s)	384,809	230,625	379,537	224,822
Other Financial data:
Cash provided by (used in) operating activities	$ (49,071)	$ 78,253	$ 130,974	$ 107,858
Cash used in investing activities	$ 218,589	$ 58,887	$ 583,581	$ 74,698
Cash provided by (used in) financing activities	$ 242,975	$ (24,736)	$ 461,096	$ (24,201)
Distributable cash flow	$ 220,484	$ 174,223	$ 471,927	$ 261,666
EBITDA	$ 228,987	$ 97,239	$ 495,312	$ 224,595
Depreciation and amortization	$ 102,723	$ 32,850	$ 204,133	$ 64,233
Distributions received from unconsolidated affiliates	$ 17,070	$ 18,925	$ 38,908	$ 35,857
Sustaining capital expenditures	$ 21,293	$ 5,727	$ 36,843	$ 9,889
Total capital expenditures	$ 260,539	$ 13,048	$ 435,769	$ 28,264
Investments in unconsolidated affiliates	$ 109	$ 130	$ 80,678	$ 467
Total debt principal outstanding at end of period	$ 4,575,673	$ 1,782,000	$ 4,575,673	$ 1,782,000

Enterprise Products Partners L.P.				Exhibit B
Condensed Operating Data - UNAUDITED
For the Three and Six Months Ended June 30, 2005 and 2004
($ in 000s)
	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2005	2004	2005	2004

Gross Operating Margin by Segment ($000s):
Offshore Pipelines & Services	$ 22,034	$ 874	$ 45,258	$ 1,856
Onshore Natural Gas Pipelines & Services	84,903	6,143	164,261	11,742
NGL Pipelines & Services	120,328	58,215	273,632	148,170
Petrochemical Services	18,610	31,158	37,938	55,209
Other, non-segment results		10,712		21,266
Total non-GAAP gross operating margin	$ 245,875	$ 107,102	$ 521,089	$ 238,243
Adjustments to reconcile non-GAAP gross operating
margin to GAAP operating income:
Depreciation and amortization in operating
costs and expenses	(101,048)	(31,715)	(201,013)	(62,235)
Operating lease expense paid by EPCO in operating
costs and expenses	(528)	(2,273)	(1,056)	(4,547)
Gain (loss) on sale of assets in operating costs and expenses	(83)	(17)	5,353	(115)
General and administrative expenses	(18,710)	(7,087)	(33,403)	(16,553)
Operating income per GAAP	$ 125,506	$ 66,010	$ 290,970	$ 154,793

Selected Volumetric Operating Data: (1)
Offshore Pipelines & Services, net:
Natural gas transportation volumes (BBtu/d)	2,156	448	2,004	439
Crude oil transportation volumes (MBPD)	151		139
Platform gas treating (Mdth/d)	319		317
Platform oil treating (MBPD)	7		8
Onshore Natural Gas Pipelines & Services, net:
Natural gas transportation volumes (BBtu/d)	6,015	620	5,881	633
NGL Pipelines & Services, net:
NGL transportation volumes (MBPD)	1,511	1,254	1,461	1,311
NGL fractionation volumes (MBPD)	327	237	332	233
Equity NGL production (MBPD)	100	46	100	47
Fee-based natural gas processing (MMcf/d)	2,001	1,248	2,009	803
Petrochemical Services, net:
Butane isomerization volumes (MBPD)	84	78	75	69
Propylene fractionation volumes (MBPD)	56	60	55	57
Octane additive production volumes (MBPD)	8	10	4	7
Petrochemical transportation volumes (MBPD)	72	77	73	70
Total, net:
NGL, crude oil and petrochemical transportation volumes (MBPD)	1,734	1,331	1,673	1,381
Natural gas transportation volumes (BBtu/d)	8,171	1,068	7,885	1,072
Equivalent transportation volumes (MBPD) (2)	3,884	1,612	3,748	1,663

(1)	Throughput rates reflect the periods that we owned the underlying businesses.
(2)	Reflects equivalent energy volumes where 3.8 MMBtus of natural gas are equivalent to one barrel of NGLs.

Enterprise Products Partners L.P.				Exhibit C
Reconciliation of Unaudited GAAP Financial Measures to Our Non-GAAP Financial Measures
Distributable Cash Flow
For the Three and Six Months Ended June 30, 2005 and 2004
($ in 000s)
	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2005	2004	2005	2004

Reconciliation of Non-GAAP “Distributable Cash Flow” to GAAP “Net
Income” and GAAP “Cash provided by (used in) operating activities”
Net income	$ 70,659	$ 33,148	$ 179,915	$ 95,676
Adjustments to derive Distributable Cash Flow:
(add or subtract as indicated by sign of number):
Amortization in interest expense	107	1,045	(370)	1,843
Depreciation and amortization in costs and expenses	102,616	31,805	204,503	62,390
Operating lease expense paid by EPCO	528	2,273	1,056	4,547
Deferred income tax expense	2,073	1,225	3,875	2,912
Monetization of forward-starting interest rate swaps		104,531		104,531
Amortization of net gain from forward-starting interest rate swaps	(896)		(1,782)
Cumulative effect of change in accounting principle,
excluding minority interest portion				(8,443)
Equity in income of unconsolidated affiliates	(2,581)	(13,068)	(10,860)	(27,935)
Distributions received from unconsolidated affiliates	17,070	18,925	38,908	35,857
Loss (gain) on sale of assets	83	17	(5,353)	115
Proceeds from sale of assets	109	49	42,267	59
Sustaining capital expenditures	(21,293)	(5,727)	(36,843)	(9,889)
Changes in fair market value of financial instruments	9		111	3
Return of investment from Cameron Highway Oil Pipeline System
related to refinancing of its project debt	47,500		47,500
El Paso transition support payments	4,500		9,000
Distributable Cash Flow	220,484	174,223	471,927	261,666
Adjustments to Distributable Cash Flow to derive Cash Provided by Operating
Activities (add or subtract as indicated by sign of number):
Minority interest portion of cumulative effect of change in
accounting principle				(2,338)
Monetization of forward-starting interest rate swaps		(104,531)		(104,531)
Amortization of net gain from forward-starting interest rate swaps	896		1,782
Proceeds from sale of assets	(109)	(49)	(42,267)	(59)
Sustaining capital expenditures	21,293	5,727	36,843	9,889
Return of investment from Cameron Highway Oil Pipeline System
related to refinancing of its project debt	(47,500)		(47,500)
El Paso transition support payments	(4,500)		(9,000)
Minority interest in total	380	744	2,325	3,698
Decrease (increase) in restricted cash used for operating activities	(2,669)	(15,111)	13,130	(9,286)
Net effect of changes in operating accounts	(237,346)	17,250	(296,266)	(51,181)
Cash provided by (used in) operating activities	$ (49,071)	$ 78,253	$ 130,974	$ 107,858

Enterprise Products Partners L.P.				Exhibit D
Reconciliation of Unaudited GAAP Financial Measures to Our Non-GAAP Financial Measures
EBITDA
For the Three and Six Months Ended June 30, 2005 and 2004
($ in 000s)
	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2005	2004	2005	2004
Reconciliation of Non-GAAP “EBITDA” to GAAP “Net Income” and
GAAP “Cash provided by (used in) operating activities”
Net income	$ 70,659	$ 33,148	$ 179,915	$ 95,676
Additions to net income to derive EBITDA:
Interest expense (including related amortization)	56,746	31,867	110,159	64,485
Provision for taxes	(1,034)	419	735	2,044
Depreciation and amortization in costs and expenses	102,616	31,805	204,503	62,390
EBITDA	228,987	97,239	495,312	224,595
Adjustments to EBITDA to derive cash provided by operating activities
(add or subtract as indicated by sign of number):
Interest expense	(56,746)	(31,867)	(110,159)	(64,485)
Provision for income taxes	1,034	(419)	(735)	(2,044)
Cumulative effect of changes in accounting principles				(10,781)
Equity in income of unconsolidated affiliates	(2,581)	(13,068)	(10,860)	(27,935)
Amortization in interest expense	107	1,045	(370)	1,843
Deferred income tax expense	2,073	1,225	3,875	2,912
Distributions received from unconsolidated affiliates	17,070	18,925	38,908	35,857
Operating lease expense paid by EPCO	528	2,273	1,056	4,547
Minority interest	380	744	2,325	3,698
Loss (gain) on sale of assets	83	17	(5,353)	115
Changes in fair market value of financial instruments	9		111	3
Decrease (increase) in restricted cash used for operating activities	(2,669)	(15,111)	13,130	(9,286)
Net effect of changes in operating accounts	(237,346)	17,250	(296,266)	(51,181)
Cash provided by (used in) operating activities	$ (49,071)	$ 78,253	$ 130,974	$ 107,858